DEAN LAW CORP.

601 Union Street, Suite 4200

Seattle, Washington 98101

Telephone: 206.274.4598

Facsimile: 206.493.2777

info@deanlawcorp.com

November 17, 2009

Organa Gardens International Inc.
719 30th Avenue

Pointe-Calumet

Quebec, Canada J0N 1G1

Re:Organa Gardens International Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Organa Gardens International Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about November 5, 2009, for the purpose of registering under the Securities Act of 1933, as amended, 10,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable under the Company’s 2009 Stock Incentive Option Plan (the “Plan”).

We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

This opinion is limited to the federal law of the United States of America, the Nevada Revised Statutes, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued, (ii) the Shares are issued in accordance with the terms of the Plan, (iii) the Company receives the full consideration for the Shares as stated in the Plan, and (iv) all applicable securities laws are complied with, it is our opinion that the Shares, when issued by the Company, will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit.  This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent.  We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Dean Law Corp.

DEAN LAW CORP.